EXHIBIT 99.1

                               SERVICE 1ST BANCORP
                            DIRECTOR EMERITUS PROGRAM


The Board of Directors of Service 1st Bancorp (the "Company") desires to retain the knowledge and experience of its retiring members of the Company's Board of Directors for the benefit of the Company and its subsidiaries through the establishment of the Service 1st Bancorp Director Emeritus Program (the "Program") on the following terms and conditions:

1. Eligibility and Designation. The following categories of directors shall be eligible to participate in the Program: (a) any director of the Company who has attained a minimum age of fifty-five (55) and who shall have served the Company continuously for at least ten (10) years as a director of the Company and/or a subsidiary of the Company prior to retirement, provided that the Board of Directors may waive this condition in any case; and (b) any former director of the Company whom the Board of Directors shall approve. No retiring director or former director shall become a Director Emeritus except by approval of the Board of Directors in its sole discretion. The Company's Board of Directors shall designate by resolution each person who shall serve as a Director Emeritus pursuant to the Program and upon adoption of such resolution, the person so designated shall agree to serve in such capacity by dating and signing the form of acknowledgement and acceptance attached hereto as Exhibit A and incorporated herein by this reference.

2. Duties. A Director Emeritus shall (a) represent and promote the goodwill of the Company and its subsidiaries in his or her community; (b) promote the continued profitability of the Company and its subsidiaries by endeavoring, among other things, to make monthly promotional calls on customers and prospective customers of the Company and its subsidiaries; (c) maintain communication with management by meeting twice annually with the President and Chairman of the Board of the Company at their invitation; (d) provide industry consultation in his or her field of expertise, business or profession; and (e) comply with all written policies of the Company and its subsidiaries applicable to his or her activities as a Director Emeritus or otherwise. A Director Emeritus shall not participate in establishing or administering any policy of the Company or its subsidiaries.

3. Access to Information. The Board of Directors authorizes management to provide to each Director Emeritus sufficient information to assure that he or she will be reasonably informed in order to carry out the duties of a Director Emeritus described in this Program, provided that a Director Emeritus shall not have the status of a director of a corporation under California or Federal law or regulation and shall not be entitled to request or obtain confidential information or undisclosed non-public information (i.e., information which has not previously been disclosed to the public and which may be deemed to be material by persons who invest in the Company's stock) regarding the Company and/or its subsidiaries (including, without limitation, information regarding their respective business, financial condition and operations), as may be provided to directors of the Company. A Director Emeritus shall not be entitled to attend meetings of the Company's or its subsidiaries' respective board of

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directors or committees thereof, except by invitation approved in advance by the
Company's Board of Directors and any such permitted attendance shall not include attendance during deliberations, discussions or consideration of any matters which would constitute or reasonably could be construed to constitute confidential or undisclosed non-public information.

4. Compensation. In its discretion, the Company's Board of Directors may approve at the commencement of each year of the Term (as defined in paragraph 5 below) of service by a Director Emeritus, an amount of annual compensation (payable in monthly installments) not to exceed one (1) times the monthly fee (exclusive of fees paid for committee membership or attendance) paid to the Director Emeritus during his or her last full year of service as a member of the Company's Board of Directors, provided that, (a) the annual compensation paid to a Director Emeritus may not exceed one (1) times the current monthly fee (exclusive of fees paid for committee membership or attendance) paid to active members of the Company's Board of Directors; (b) in its discretion, the Company's Board of Directors may elect to compensate a Director Emeritus who is a former member of the Company's Board of Directors an amount of annual compensation not to exceed one (1) times the current monthly fee (exclusive of fees paid for committee membership or attendance) paid to active members of the Company's Board of Directors; and (c) no fees for service as a Director Emeritus shall be paid to any member or former member of the Company's Board of Directors who is compensated pursuant to a Supplemental Employee Retirement Plan ("SERP") including, without limitation, a Salary Continuation Agreement or other form of agreement, with the Company or its subsidiaries.

5. Term. Subject to the execution of the form attached as Exhibit A whereby the Director Emeritus agrees to serve in the capacity of a Director Emeritus pursuant to the Program, his or her period of service as a Director Emeritus (the "Term") shall commence on the date of adoption of a resolution by the Company's Board of Directors confirming his or her approval as a Director Emeritus, subject to the Company's receipt of the form attached as Exhibit A duly executed by the Director Emeritus, and shall extend initially for a Term of one year from such date of resolution by the Company's Board of Directors. The Company's Board of Directors shall annually review the status of each Director Emeritus prior to expiration of his or her current Term of service and, in its discretion, may terminate or extend the Term of service of any Director Emeritus for successive one-year periods. The maximum Term of service of a Director Emeritus shall not exceed three (3) years.

6. Authority of the Board of Directors. The Company's Board of Directors shall have and hereby retains complete discretion and authority to modify or terminate this Program at any time and in any manner.


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                                    EXHIBIT A


            FORM OF DIRECTOR EMERITUS ACKNOWLEDGEMENT AND ACCEPTANCE




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                DIRECTOR EMERITUS ACKNOWLEDGEMENT AND ACCEPTANCE

The undersigned individual hereby acknowledges and agrees (a) that the undersigned has read and understands the duties of a Director Emeritus as set forth in the Service 1st Bancorp Director Emeritus Program (the "Program"), and
(b) to serve in the capacity of a Director Emeritus pursuant to the terms and conditions of the Program.


Acknowledged and Accepted:


Date: ______________________                      ______________________________


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